

                                                               Exhibit 12.1

               United Air Lines, Inc. and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges


                                        Nine Months Ended
                                           September 30
                                         1995        1994
                                           (In Millions)
Earnings:

  Earnings before income taxes         $   630     $   145
  Fixed charges, from below                885         767
  Undistributed earnings of affiliates     (34)        (20)
  Interest capitalized                     (31)        (31)

    Earnings                           $ 1,450     $   861


Fixed charges:

  Interest expense                     $   275     $   260

  Portion of rental expense
    representative of the
    interest factor                        610         507

      Fixed charges                    $   885     $   767


Ratio of earnings to fixed charges        1.64        1.12
